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                                                                EX-99.B9-ADMINIS

                       ADMINISTRATIVE SERVICES AGREEMENT



     AGREEMENT, made this 1st day of June, 1994, by and between Jackson National Capital Management Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Fund"), which is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets (any such series being referred to as a "Portfolio"), and Jackson National Financial Services, Inc., a Delaware corporation ("JNFSI").

     In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. The Fund hereby appoints JNFSI to provide information and administrative services for the benefit of the Fund and its shareholders. In carrying out its duties and responsibilities, JNFSI shall provide such office space and equipment, telephone facilities and personnel as is necessary or beneficial for providing information and services to shareholders of the Fund. Such services and assistance may include, but are not limited to, maintaining shareholder accounts and records, answering routine inquiries regarding the Fund and its features, assisting shareholders with shareholder transactions, processing purchase and redemption transactions, assisting shareholders in changing dividend and investment options, account designations and addresses, and such other services as the Fund may reasonably request. In this regard, JNFSI shall enter into related agreements with other broker-dealers or other financial service firms, such as banks, (the "Firms") that provide such services and facilities for their customers who are shareholders of the Fund ("Customers").

     JNFSI accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. JNFSI shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. JNFSI, by separate agreement with the Fund, may also serve the Fund in other capacities. In carrying out its duties and responsibilities hereunder, JNFSI will appoint various Firms to provide administrative and other services described herein directly to or for the benefit of their Customers. Such Firms shall at all times be deemed to be independent contractors retained by JNFSI and not the Fund. JNFSI and not the Fund will be responsible for the payment of compensation to such Firms for such services.

     2. For the services and facilities described in Section 1, the Fund will pay to JNFSI at the end of each calendar month an administrative service fee based on the percentage per annum on Schedule A hereto applied to the average daily net assets of the applicable Portfolio. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of JNFSI to the Fund under this Agreement are not to be deemed exclusive, and JNFSI shall be free to render similar services or other services to others. The net asset value for each share of each Portfolio of the Fund shall be calculated in accordance with the provisions of the Fund's current prospectus.

3. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by JNFSI under this Agreement.

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     4. The Agreement may be terminated at any time without the payment of any penalty by the Fund or by JNFSI on sixty (60) days written notice to the other party. Termination of this Agreement shall not affect the right of JNFSI to receive payments on any unpaid balance of the compensation described in Section 2 hereof earned prior to such termination. All material amendments to this Agreement, including any increase in fees, must be approved by vote of the Board of Trustees of the Fund. This Agreement may not be assigned without the consent of the Fund.

     5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     6. Any notice under this Agreement shall be in writing, addressed and delivered and mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     7. This Agreement has been executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations of the Fund hereunder are not binding upon any of the directors, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund.

     8. All parties hereto are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations of the Fund hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of each respective Portfolio.

     9. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Michigan (except as to Section 8 hereof, which shall be construed in accordance with the laws of The Commonwealth of Massachusetts).






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     IN WITNESS WHEREOF, the Fund and JNFSI have caused this Agreement to be executed as of the day and year first above written.


JACKSON NATIONAL                            JACKSON NATIONAL
CAPITAL MANAGEMENT FUNDS                    FINANCIAL SERVICES, INC.

By:     /s/ John A. Knutson                 By:     /s/ Larry C. Jordan

Title:  President                           Title:  Chief Operating Officer






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                                   SCHEDULE A



            Portfolio                   Administrative Services Fee


Jackson National Money Market Fund                0.00%
Jackson National Tax-Exempt Fund                  0.25%
Jackson National Income Fund                      0.25%
Jackson National Growth Fund                      0.25%
Jackson National Total Return Fund                0.25%

Dated:    June 1, 1994







JACKSON NATIONAL                       JACKSON NATIONAL
CAPITAL MANAGEMENT FUNDS               FINANCIAL SERVICES, INC.


By:     /s/ John A. Knutson            By:     /s/ Larry C. Jordan

Title:  President                      Title:  Chief Operating Officer